EXHIBIT 3.3

ARTICLES OF MERGER

The following Articles of Merger are submitted in accordance with the Florida Business Corporations Act, pursuant to Section 607.1105, Florida Statutes.

First:  The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number

Random Source, Inc.	Florida	P08000081237

Second:  The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number

Proguard Acquisition Subsidiary Corp.	Florida	P12000039781

Third:  The Agreement and Plan of Reorganization is attached.

Fourth:  The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

Fifth:  The Agreement and Plan of Reorganization was adopted by the Board of Directors of the surviving corporation on April 27, 2012 and shareholder approval was not required.

Sixth:  The Agreement and Plan of Reorganization was adopted by the sole shareholder of the merging corporation on May 7, 2012.

Seventh:  SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual and Title

Random Source, Inc.	By: /s/ David Kriegstein	David Kriegstein, CEO

Proguard Acquisition Subsidiary Corp.	By: /s/ Norman Becker	Norman Becker, CFO